UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2023 (June 21, 2023)

Atossa Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35610	26-4753208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 Spring Street Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 588-0256

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuance to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.18 par value	ATOS	The Nasdaq Capital Market

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 21, 2023, Atossa Therapeutics, Inc. (the “Company”) received formal notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company no longer complies with Nasdaq Listing Rule 5605(b)(1), which requires a board of directors comprised of a majority of independent directors (the “Rule”), due to the appointment of Greg Weaver, formerly an independent director, as the Company’s Executive Vice President and Chief Financial Officer.  The Staff’s notice has no immediate effect on the listing of the Company’s common stock, which the Company expects will continue to trade on Nasdaq in the normal course pending the conclusion of the compliance process described below.

In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company was provided until the earlier of the Company’s next annual meeting of stockholders or June 1, 2024 to evidence compliance with the Rule. If the Company does not regain compliance by this deadline, the Staff would then issue a delisting determination, which the Company could appeal to a Nasdaq Hearings Panel (the “Panel”). In that case, the request for a hearing before the Panel would stay any further delisting action by the Staff pending the ultimate conclusion of the hearing process.

The Company intends to adjust the composition of the board, as well as the audit committee and compensation committee, within the time period described above in order to regain and maintain compliance with the Rule and Nasdaq requirements regarding the independence of audit and compensation committees.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2023

/s/ Greg Weaver
Greg Weaver Executive Vice President and Chief Financial Officer